Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Melissa Armstrong
GNC Corporation
(412) 288-4676
Melissa-Armstrong@GNC-HQ.com

GNC Corporation Reports

First Quarter 2005 Results

      Pittsburgh PA, May 5, 2005: GNC Corporation (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its financial results for the quarter ended March 31, 2005.

      The Company reported consolidated revenues of $336.4 million for the quarter ended March 31, 2005 compared to $372.6 million for the same quarter of the prior year, a decrease of 9.7%. The decline in revenues of $36.2 million was driven primarily by decreases in same store sales in both GNC’s Company-owned stores as well as franchised locations. For the first quarter of 2005, same store sales decreased by 7.8% in domestic Company-owned stores and 8.0% for domestic franchised stores. In addition, the Company had 40 fewer company-owned and 74 fewer domestic franchise retail locations than the first quarter of 2004. The decrease in retail sales from the first quarter of 2004 occurred primarily in the diet category which saw significant declines in sales largely due to a decrease in sales of low carb products.

      For the quarter, the Company generated EBITDA of $27.9 million vs. $43.4 million in the first quarter of 2004, representing a 35.7% decrease. Included in the current year EBITDA was a $2.5 million transaction fee for the transfer of our Australian franchise rights to an existing franchisee in the Asia/Pacific region. This fee income was recorded in the financial statements in the Other Income category. The decline in EBITDA from the prior year was primarily due to lower same store revenues, specifically in the diet category.

      For the quarter, the Company generated cash from operating activities of $35.5 million with ending cash on the balance sheet of $77.8 million. Additionally, the Company utilized approximately $39.4 million to complete its debt refinancing in January, 2005. To improve future cash generation and earnings the Company has recently made changes to reduce its workforce and corporate expenses and will continue to review its expense structure, adjusting to changing business conditions.

      Robert J. DiNicola, Chairman of the Board and Interim CEO stated that, “Despite the decline in our performance for the quarter, we were able to institute some significant changes to our operation during the period. Our plan to competitively price our products more effectively and market them more aggressively while controlling our overall expense structure, helped to lay a foundation that will enable GNC to operate more productively in the future.”

      GNC will be hosting a conference call to report the first quarter 2005 financial results on May 5, 2005, at 11:00 a.m. ET. To listen to this call inside the U.S. dial: 1-800-580-9478, confirmation # 11599373, and outside the U.S. dial: 1-630-691-2769, confirmation # 11599373. A webcast of the call will be available on GNC.com. Following the completion of the call, a replay will be available until May 19, 2005 by dialing 1-888-843-8996, confirmation # 11599373 inside the U.S. and: 1-630-652-3044, confirmation # 11599373 outside the U.S.

      As of March 31, 2005, GNC, headquartered in Pittsburgh, Pennsylvania, operated 2,644 company-owned stores in the U.S. and Canada and had 1,261 domestic franchised locations, 1,043 Rite Aid “store-within-a-store” locations and 773 international franchised locations. GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements (VMHS), sports nutrition products, diet and energy products and specialty supplements.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as “subject to,” “believes,” “expects,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain. Factors which may materially affect such forward-looking statements include, among others:

•	slow or negative growth in the nutritional supplement industry

•	the incurrence of material products liability

•	interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service

•	the failure of our franchisees to conduct their operations profitably

•	unfavorable publicity or consumer perception of our products

•	increased competition

•	cost of compliance with governmental regulations

•	our failure to respond to changing consumer preferences and the demand for new products and services

•	loss or retirement of key members of management

•	increases in the cost of borrowings and unavailability of additional debt or equity capital

•	our failure to comply with FTC regulations and existing consent decrees

•	limitations from franchise regulations to terminate or replace under-performing franchises

•	the inability of GNC to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world

•	economic, political and other risks associated with our international operations

•	unavailability of electricity in certain geographical areas

•	the inability of GNC to obtain and/or renew insurance

•	our reliance on our manufacturing operations to produce nearly all of the proprietary products we sell

•	exposure to, and expense of defending and resolving, product liability claims and the failure to adequately protect or enforce our intellectual property rights against competitors;

•	The impact of our substantial indebtedness on our operating income and growth prospects; and the impact of restrictions and covenants under our indebtedness on our ability to grow and fully pursue business strategies.

# # #

Results of Operations and Comprehensive Income

(Dollars in millions and percentages expressed as a percentage of net revenues)

	Three		Three
	Months Ended		Months Ended
	March 31,		March 31,
	2004		2005
		(unaudited)
Revenues:
Retail	$279.6	75.1%	$255.2	75.9%
Franchise	64.2	17.2%	52.6	15.6%
Manufacturing / Wholesale	28.8	7.7%	28.6	8.5%

Total net revenues	372.6	100.0%	336.4	100.0%

Operating expenses:

Cost of sales, including costs of warehousing, distribution and occupancy	247.2	66.3%	230.4	68.5%
Compensation and related benefits	61.1	16.4%	57.3	17.0%
Advertising and promotion	12.6	3.4%	14.6	4.3%
Other selling, general and administrative expenses	16.8	4.5%	17.9	5.3%
Amortization expense	1.0	0.3%	1.0	0.3%
Foreign currency gain	(0.2)	-0.1%	(0.1)	0.0%
Other income	—	0.0%	(2.5)	-0.7%

Total operating expenses	338.5	90.8%	318.6	94.7%

Operating Income
Retail	35.4	9.5%	17.9	5.3%
Franchise	17.1	4.6%	10.8	3.2%
Manufacturing / Wholesale	8.2	2.2%	12.1	3.6%
Unallocated corporate and other costs:
Warehousing & distribution costs	(12.7)	-3.4%	(12.7)	-3.7%
Corporate costs	(13.9)	-3.7%	(12.8)	-3.8%
Other income	—	0.0%	2.5	0.7%

Sub total unallocated corporate and other costs	(26.6)	-7.1%	(23.0)	-6.8%

Total operating income	34.1	9.2%	17.8	5.3%
Interest expense, net	8.7		13.5

Income before income taxes	25.4		4.3
Income tax expense	9.2		1.6

Net income	16.2		2.7
Other comprehensive loss	(0.4)		(0.2)

Comprehensive income	$15.8		$2.5

CASH FROM OPERATIONS RECONCILIATION TO EBITDA

(in millions)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2004	2005
	(unaudited)
Net cash provided by operating activities	$48.4	$35.5
Cash paid for interest (excluding deferred financing fees)	3.4	2.2
Cash paid for taxes	—	0.3
Changes in accounts receivable	0.2	0.3
Changes in inventory	27.2	20.9
Changes in accounts payable	(36.8)	(26.2)
Changes in other assets and liabilities	1.0	(5.1)

EBITDA	$43.4	$27.9